PROMISSORY NOTE


$15,000,000 00             Pittsburgh, Pennsylvania           December 15, 1995


         FOR VALUE RECEIVED, the undersigned, MCNEIL REAL ESTATE FUND XXVI, L.P., a California limited partnership (hereinafter called "Maker"), with offices at 13760 Noel Road, Suite 700, LB70, Dallas, Texas 75240, hereby agrees and promises to pay to the order of THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, a Texas corporation (hereinafter called "Payee"), at 2929 Allen Parkway, Houston, Harris County, Texas, 77019 Attn: Director - Mortgage Loans, or at such other place as the holder hereof may from time to time designate in writing, the principal sum of FIFTEEN MILLION AND NO/100 DOLLARS ($15,000,000.00) in lawful money of the United States of America, with interest on the principal balance from time to time remaining unpaid from the date of advancement until maturity at the rate of seven and one-half percent (7.50%) per annum, said principal and interest being payable in the manner and form as follows:


An installment of interest on the unpaid principal balance hereof from the date of funding through December 31, 1995, shall be due and payable at the funding of this Note.


Commencing January 1, 1996, this Note shall be payable in eighty-three (83) consecutive monthly installments of principal and interest in the amount of ONE HUNDRED TEN THOUSAND EIGHT HUNDRED FORTY-NINE AND NO/100 DOLLARS ($110,849.00) each (calculated on the basis of a 360-day year and an amortization period of twenty-five [25] years); the first installment shall be due and payable on February 1, 1996, and a like installment shall be due and payable on the first day of each of the next eighty-two (82) calendar months.


A FINAL INSTALLMENT IN THE AMOUNT OF THE ENTIRE UNPAID PRINCIPAL BALANCE HEREOF TOGETHER WITH INTEREST ACCRUED THEREON SHALL BE DUE AND PAYABLE ON DECEMBER 1, 2002 (THE "MATURITY DATE").


         Each payment shall be credited first to prepayment fees or other charges hereunder (other than interest), next on interest then due and the remainder on principal, and interest shall thereupon cease upon the principal so credited.


         Should default be made in payment of any of the indebtedness evidenced hereby, after the entire principal amount hereof shall have become due and payable, whether by acceleration, at maturity or otherwise, the entire unpaid balance of that principal shall bear interest at the lesser of (I) the maximum rate of interest permitted by applicable state and federal law or (ii) the rate of eighteen percent (18%) per annum.


         In the event that any payment required hereunder or under the "Security Instruments" (as hereinafter defined) shall not be made within ten (10) days after the date due, a late charge equal to the lesser of (I) an amount which, when added to all other amounts constituting "interest" under applicable state or federal law, does not exceed the maximum non-usurious amount permitted by applicable state or federal law, or (ii) four percent (4%) of the amount of any such delinquent payment so overdue may be charged by Payee for the purpose of defraying the expense incident to handling such delinquent payments. Such late charge represents the reasonable estimate of Payee and Maker of a fair average compensation for the loss that may be sustained by Payee due to the failure of Maker to make timely payments. Such late charge shall be paid without prejudice to the right of Payee to collect any other amounts provided to be paid or to declare a default hereunder or under the Security Instruments.


         1. Maker shall have the right to prepay the entire principal sum (but not any lesser amount) of this Note on any regular monthly installment date for the payment of principal and interest hereunder, provided that (I) Payee shall have received at least sixty (60) days' prior written notice (the "Notice") of such full prepayment, (ii) at the time specified in the Notice for any prepayment there shall be no default under this Note or under any of the other Security Instruments, and (iii) such prepayment is accompanied by a prepayment fee in an amount equal to the lesser of (x) an amount which, when added to all other sums received, charged, or contracted for by Payee which are interest or are deemed to be interest by applicable laws, does not exceed the maximum non-usurious rate that may be received, charged, or contracted for by Payee under applicable laws from time to time in effect (the "Maximum Lawful Rate") or
(y) the greater of an amount calculated as set forth in Paragraphs (a) or (b) (as applicable), below:


(a)        at the time of receipt by Payee of the Notice, the difference between
           (I) the then present value of all unpaid installments of principal and interest due and payable under this Note, calculated from the date of the proposed prepayment to the Maturity I) rate, discounted at the "Reinvestment Rate" (as hereinafter defined), and (ii) the outstanding principal balance under this Note on the date of the proposed prepayment; or


(b)  one percent (1%) of the then outstanding principal balance of this Note.


As used in this Note, "Reinvestment Rate" shall be the yield to maturity on a United States treasury bond or note (the choice of which security to be used for such purposes being in the sole and absolute discretion of Payee), having a maturity date of December 1, 2002 (or the maturity date closest thereto if no such bond or note has a maturity date of December 1, 2002).


         2. If Payee shall at any time come into possession of proceeds resulting from an acceleration of the maturity of this Note, tender prior to foreclosure, foreclosure, or any other reason (other than as a result of application of insurance or condemnation proceeds), such possession shall be deemed to be and shall be treated as a voluntary prepayment hereunder and consequently there shall be added to the outstanding unpaid principal sum of this Note as additional indebtedness immediately due and payable hereunder and secured by the Security Instruments, a prepayment fee equal to greater of that provided for in Paragraph (lXa) or (b), above, whichever is applicable.


         3. Upon receipt by Payee of the Notice, Payee shall, within thirty (30) days thereafter, give notice to Maker of the Reinvestment Rate and, if applicable, the amount of the prepayment fee payable under Paragraph (1)(a), above. Determination of the Reinvestment Rate and the amount of any such prepayment fee by Payee shall be ending on Maker absent mathematical error.


         4. If Maker gives Payee Notice of prepayment as herein provided and thereafter fails to prepay this Note (with payment of the applicable prepayment fee) at which time specified in the Notice, such failure shall be a default hereunder and, without further notice by Payee, entitle Payee, at its option, to accelerate the maturity of this Note and exercise any and all remedies available to Payee under the Security , instruments.


         5. Notwithstanding any provisions to the contrary contained herein, there shall be no prepayment premium or fee payable hereunder with respect to prepayments made in accordance with the terms hereof during the last 90 days prior to the Maturity Date provided that Maker has timely delivered the Notice to Payee as required herein.


         This Note is secured by all mortgages, security agreements, assignments, and lien instruments (the "Security Instruments") executed by Maker, the "Principals" of Maker (as hereinafter defined), or any other party acting on behalf of Maker in favor of the Payee, pertaining to and securing the Note, including those executed simultaneously herewith, those executed heretofore and those executed hereafter and including specifically and without limitation that certain Mortgage and Security Agreement of even date herewith (the "Mortgage") executed by Maker, as Mortgagor, in favor of Payee, as Mortgagee, covering approximately 29.30 acres of land located in Allegheny County, Pennsylvania, together with all buildings and improvements now or hereafter erected thereon (hereinafter called the "Mortgaged Property"), all as more fully set forth and described in such instrument.


         This Note shall become immediately due and payable at the option of the Payee or other holder hereof, without presentment or demand or any notice (including, without limitation, notice of intent to accelerate or notice of acceleration) to the Maker, on Maker's failure to pay any installment hereon on the date such installment is due, upon default under the terms of any Security Instruments, or if any event occurs or condition exists which authorizes the acceleration of maturity hereof under any agreement made by the Maker in connection with the Security Instruments.


         If this Note is collected by suit, through probate, or bankruptcy court, or by any other judicial proceedings, or if this Note is not paid at maturity, howsoever such maturity may be brought about, and is placed in the hands of an attorney for collection, then the Maker promises to pay in addition to all other amounts owing hereunder, reasonable attorney's fees.


         It is the intention of the parties hereto to comply with the usury laws of the State of Pennsylvania and of the United States of America; accordingly, it is agreed that notwithstanding any provision to the contrary in this Note or in any Security Instrument, no such provision shall require the charging of, payment of, or permit the collection of sums deemed to be interest in excess of the maximum permitted by applicable state and federal law. If any excess of interest in such respect is provided for, or shall be adjudicated to be so provided for, in this Note or in any Security Instrument, then in such event (a) the provisions of this paragraph shall govern and control, (b) neither the Maker nor its successors or assigns or any other party liable for the payment hereof shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount permitted by applicable state and federal law, and the same shall be construed as a mutual mistake of the parties and, (c) any such excess which may have been collected shall be, at the option of Payee or any legal holder hereof, either applied as a credit against the then unpaid principal amount hereof or refunded to Maker.


         The Maker and all sureties, endorsers, and guarantors of this Note, to the extent permitted by law (I) waive demand, presentment for payment, notice of non-payment, protest, notice of protest, notice of intent to accelerate, acceleration and all other notice, filing of suit and diligence in collecting this Note or enforcing any of the security herefor, (ii) agree to any substitution, exchange or release of any party primarily or secondarily liable hereon, (iii) agree that the Payee or other holder hereof shall not be required first to institute suit or exhaust its remedies hereon against the Maker or others liable or to become liable hereon or to enforce its rights against any security hereof in order to enforce payment of this Note by them, and (iv) consent to any extension or postponement of time of payment of this note and to any other indulgence with respect hereto Without notice thereof to any of them.


         If an event of default occurs, Maker hereby authorizes and empowers the Prothonotary, Clerk of Court or similar official or any attorney of any court of record of Pennsylvania, or elsewhere, to appear for and to confess judgment against Maker in favor of Payee, its successors or assigns, as of any term, past, present or future, with or without declaration, or to sign for Maker an amicable action or actions and to confess judgment therein against Maker, for the debt evidenced by this Note and all other sums payable hereunder or on account hereof with interest thereon and/or under the Security Instruments, together with costs of suit and attorneys' fee for collection of $10,000.00, with release of all errors, and on which judgment Payee may, on failure of Maker to comply with any of the terms, provisions and conditions of this Note, or any of the Security Instruments, issue or cause to be issued, an execution or executions. The authority herein granted to confess judgment shall not be exhausted by any exercise thereof, but shall continue from time to time and at all times until full payment of all amounts due hereunder.


         This Note is intended to be performed in accordance with and only to the extent permitted by all applicable law. If any portion of this Note or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, neither the remainder of this instrument nor the application of such provisions to other persons or circumstances shall be affected thereby, but rather shall be enforced to the greatest extent permitted by law.


         The liability of Maker and the Principals of Maker for failure to perform Maker's obligations hereunder or under the Mortgage and Security Instruments is expressly limited to the security for payment of the Note, the same being all properties, rights, and estates subject to the Security Instruments and Payee agrees not to seek any damages or money judgment against Maker or the Principals of Maker for any default on the part of Maker under the Note or any of the Security Instruments. Notwithstanding anything to the contrary contained in the Note or in any of the Security Instruments, and notwithstanding any delay on the part of Payee in exercising any right, power or remedy in connection with any default under the Note, the Mortgage or any of the other Security Instruments, Payee shall have full recourse against Maker and the Principals of Maker and Maker and the Principals of Maker shall be personally liable, jointly and severally, for and shall promptly account (by delivery of funds or proof that the same have been theretofore expended for costs incurred in connection with the Mortgaged Property) to Payee for (a) all condemnation awards and proceeds and insurance proceeds (to the extent same have not therefore been applied toward payment of the sums due under the Note or used for repair of the Mortgaged Property or otherwise used with Payee's written consent) and, with respect to such insurance proceeds which represent proceeds paid under any rent insurance, to the additional extent such rent insurance proceeds have not heretofore been applied toward the payment of taxes and insurance premiums or otherwise used with Payee's written consent); (b) all amounts necessary to repair any damage to the Mortgaged Property, excluding normal wear and tear, caused by acts or omissions of Maker, its agents, employees, or contractors; (c) all tenant security deposits as to which the tenants still have rights under applicable law; (d) failure to pay, in accordance with the Mortgage, taxes, assessments or other charges which can create liens on any portion of the Mortgaged Property and are payable hereunder or under the Security Instruments (to the full extent of any such taxes, assessments or other charges); (e) failure to pay charges for labor or materials or other charges which can create liens on any portion of the Mortgaged Property (to the full extent of the amount rightfully claimed by any such claimant); (f) prepaid rent (rent paid more than one (1) month in advance) and rental or other income derived from the Mortgaged Property (to the extent such rental or other income has not been applied toward payment of sums due hereunder or for repair of the Mortgaged Property or for payment of bonafide, third party operating costs of the Mortgaged Property) from and after receipt by Maker of notice of the occurrence of a default under the Note or the Security Instruments (g) any loss incurred by Payee as a result of Maker's forfeiture of the Mortgaged Property resulting from criminal activity by any person whether or not such criminal activity is conducted on or in any manner relates to the Mortgaged Property; and (h) all sums due Payee (excluding payments of principal and interest under this Note) following exercise by Payee of its right to perform Maker's obligations under the Security Instruments to preserve, protect and defend the Mortgaged Property after such notice and opportunity to cure as may be provided in the Security Instruments. Additionally, Payee shall have the right to offset against any sums owed by Maker under items (a) through (h), above, any funds held by Payee (including, without limitation, escrows for taxes and insurance) pursuant to the Note and any of the Security Instruments. Nothing herein contained shall be construed to prevent Payee from exercising and enforcing any other remedy allowed at law or in equity or by any statute or by the terms of the Note or the Security Instruments nor shall anything herein contained be deemed to be a release or impairment of the Mortgage, any of the other Security Instruments or the indebtedness evidenced by the Note or secured thereby or shall be deemed to prejudice the right of Payee as against Maker or any other entity now or hereafter liable under any guaranty, bond, or lease covering the Mortgaged Property or any portion thereof, policy of insurance or other agreement which Maker may have delivered to Payee in compliance with any of the terms, covenants, and conditions of the Note or any of the Security Instruments, or preclude the Payee from exercising its right to foreclose under the Mortgage (either by judicial means or nonjudicial means) in the event of a default under the Note or any of the Security Instruments, or except as may be limited by the foregoing provisions of this paragraph or any other express provisions of the Security Documents or this Note, from enforcing any of the Payee's rights under the Note or under any of the Security Instruments including, without limitation, the right to the appointment of a receiver for the Mortgaged Property, or limit the rights or remedies which Payee would otherwise be entitled to at law or in equity absent the limitation of liability provisions set forth in this paragraph against Maker for fraud perpetrated by Maker against Payee. In addition, notwithstanding any other provisions of the Note or the Security Instruments, Maker, jointly and severally, shall be personally liable for any loss, damage or injury sustained by Payee arising from the breach by Maker of any warranty or representation of Maker contained in any affidavit made by or on behalf of Maker or in any of the Security Instruments regarding hazardous wastes or other hazardous or toxic substances. Additionally, Maker shall be jointly and severally liable for any breach of the warranties, representations, covenants or indemnities contained in Article 11 of the Mortgage relating to "Hazardous Materials" (as therein defined).


     For purposes hereof the "Principals" of Maker shall mean McNeil Partners, L.P. (the general partner of Maker) and McNeil Investors, Inc. (the general partner of the general partner of Maker).

         This Note and the Security Instruments shall be governed by and construed in accordance with the laws of the State of Pennsylvania.

McNeil Real Estate Fund XXVI, L.P., a
California limited partnership, by its
undersigned General Partner
(SEAL)

By: McNeil Partners, L.P., a Delaware
    limited partnership, by its undersigned
    sole General Partner
(SEAL)

By: McNeil Investors,
    Delaware corporation
(SEAL)

                                      By:  /s/ Donald K. Reed
                                           ------------------
                                      Name: Donald K. Reed
                                      Title: President


         The undersigned McNeil Partners, L.P. and McNeil Investors, Inc. join in the execution hereof to acknowledge their liability as "Principals" of Maker subject to, as limited by and in accordance with, the terms of this Promissory Note.

McNeil Partners, L.P., a Delaware
limited partnership, by its undersigned
sole General Partner
(SEAL)

By: McNeil Investors, Inc., a
    Delaware corporation
    (SEAL)

                                      By:
                                      Name:
                                      Title:

McNeil Investors, Inc., a Delaware
corporation

By:
Name
Title:
(SEAL)


                SIGNATURE PAGE TO $15,000,000.00 PROMISSORY NOTE
                      DATED DECEMBER ls3 ,1995, EXECUTED BY
                       MCNEIL REAL ESTATE FUND XXVI, L.P.
                             PAYABLE TO THE ORDER OF
                  THE VARIABLE ANNUITY LIFER INSURANCE COMPANY